RESTATED CERTIFICATE OF INCORPORATION
                                OF
                  EMCEE BROADCAST PRODUCTS, INC.

     EMCEE Broadcast Products, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1.   The name of the corporation is EMCEE Broadcast Products, Inc., and the name under which the corporation was originally incorporated is Electronics, Missiles & Communications, Inc.
          The date of filing of its original Certificate of Incorporation with the Secretary of State was May 23, 1960.
     2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
     3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:
          FIRST.    The name of the corporation is EMCEE BROADCAST
     PRODUCTS, INC.
          SECOND.   Its principal office in the State of Delaware is
     located at No. 100 West Tenth Street, in the City of Delaware,
     County of New Castle. The name and address of its resident agent is
     The Corporation Trust Company, No. 100 West Tenth Street, Wilmington
     99, Delaware.
          THIRD.    The nature of the business, or objects or purposes
     to be transacted, promoted or carried on are:
               To manufacture, produce, assemble, fabricate, import, lease, purchase or otherwise acquire; to invest in, use, hold, own, license the use of, install, handle, maintain, service or repair, to sell, pledge, mortgage, exchange, export, import, distribute, lease, assign, and otherwise dispose of, and generally trade in and deal in, to carry on research, development, engineering, design, technical studies, consulting, invention, and revision of, electronic systems, equipment and components, and electrical, and electromechanical apparatus and equipment of all kinds and descriptions, electronics, telecommunications, communications and similar equipment of all descriptions, including but not limited to high frequency, very high frequency, ultra high frequency, microwave, infra-red, relays and repeaters, electronic test equipment, equipment and systems for relaying broadcasting, transmitting and receiving signals, equipment and systems for computing measurements and control of signals, radio, sonar, radar, television and related and similar devices and equipment, cables, motors, dynamos, generating plants, meters, supplies, parts, equipment, apparatus, machinery, improvements, appliances, tools and goods, wares, merchandise, commodities, articles of commerce and
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property of every kind and description, services of every kind and description dealing with communications, reception and transmission of sound and light waves,and all and any products, machinery, equipment and supplies used or useful in connection with the foregoing.

               To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

               To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

               To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

               To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

               To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

               To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other
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     negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

               To loan to any person, firm or corporation any of its surplus funds, either with or without security.

               To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

               To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

               In general, to carry on any other business in connection
     with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or
     all of the things hereinbefore set forth to the same extent as natural persons might or could do.
          The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.
          FOURTH.   The total number of shares which the company shall
     be authorized to issue is nine million (9,000,000) shares of the Par
     Value of One and Two-Thirds Cents ($.01667) per share.
          No stockholder of this corporation shall by reason of his
     holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would
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     adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.
          FIFTH.    The minimum amount of capital with which the
     corporation will commence business is One Thousand Dollars
     ($1,000.00).
          SIXTH.    The names and places of residence of the
     incorporators are as follows:
               NAMES                         RESIDENCES
               R. F. Westover                Wilmington, Delaware
               L. A. Schoonmaker             Wilmington, Delaware
               S. E. Manuel                  Wilmington, Delaware
          SEVENTH.  The corporation is to have perpetual existence.
          EIGHTH.   The private property of the stockholders shall not
     be subject to the payment of corporate debts to any extent whatever.
          NINTH.    In furtherance and not in limitation of the powers
     conferred by statute, the board of directors is expressly authorized:
          To make, alter or repeal the by-laws of the corporation.

          To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

          To set apart out of any of the funds of the corporation
     available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
          By resolution passed by a majority of the whole board, to
     designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the
     corporation or as may be determined from time to time by resolution adopted by the board of directors.
          When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such
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     terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.
          TENTH.    Meetings of stockholders may be held outside the
     State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.
          ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          TWELFTH. The personal liability of a director of this corporation to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated, provided that such elimination shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of Section
     174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Such elimination shall eliminate the liability of the director for any act or omission occurring at or after the date when this Article has been filed with and approved by the Secretary of the State of Delaware.
     4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said EMCEE Broadcast Products, Inc. has caused this Certificate to be signed by James L. DeStefano, its President/CEO, this 19th day of November, 1996.
                              EMCEE BROADCAST PRODUCTS, INC.

                              BY: /s/ James L. DeStefano
                                -----------------------------
                              TITLE: President/CEO